Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-8 (which is expected to be filed with the Securities and Exchange Commission (the “SEC”) on or about June 29, 2012) of Comarco, Inc. (the “Company”) of our report dated April 30, 2012 relating to our audit of the Company’s January 31, 2012 consolidated financial statements which appears in the Company’s Annual Report on Form 10-K for the year then ended. Such Annual Report was filed with the SEC on April 30, 2012.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

June 29, 2012